CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of OMI Corporation on Form S-8 of our report dated 10 December 1997 on our audit of the consolidated financial statements of Mosaic Alliance Corporation and its subsidiaries for the year ended 31 December 1996. We also consent to the reference to us under the heading "Experts".



/s/ Coopers & Lybrand
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Coopers & Lybrand
Hong Kong